Exhibit 10.1

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

November 29, 2007

To: Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, PA 19087

Attention: Frank Pici

Vice President & CFO

Telephone No.: (610) 687-3126

Facsimile No.:  (610) 687-3688

Re: Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Penn Virginia Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the subordinated indenture dated as of December 5, 2007 (the “Base Indenture”) among Counterparty, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, as supplemented by a Supplemental Indenture to be dated as of December 5, 2007 between the Company and the trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) relating to the USD 200,000,000 principal amount of 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties agree that (i) the Transaction shall be the only transaction under the Agreement and (ii) references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by Dealer at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule and with the elections and modifications specified in Section 10 hereof) on the Trade Date. In the event of any inconsistency between provisions of this Confirmation and either the Definitions or the Agreement, this Confirmation will govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 29, 2007

Effective Date:	December 5, 2007

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “PVA”)

Number of Options:	The number of Convertible Notes in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes; provided that the Number of Options shall be automatically increased as of the date of exercise by J.P. Morgan Securities Inc. pursuant to Section 2 of the Underwriting Agreement dated as of November 29, 2007 among Counterparty and J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets LLC as representatives of the underwriters thereto (the “Underwriting Agreement”) by the number of additional Options (the “Additional Options”) equal to the number of Convertible Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Conversion Rate as of such date (as defined in the Supplemental Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 4.04(g), Section 4.04(h) or Section 4.06 of the Supplemental Indenture), for each Convertible Note; provided that the foregoing shall in no way limit or reduce Dealer’s obligations to Counterparty under the section hereof entitled “Delivery Obligation” (including, for the avoidance of doubt, the second proviso thereof).

Number of Shares:	The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Applicable Percentage:	40%

Premium:	USD 12,806,000.00 (Premium per Option USD 64.03); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of the Additional Options and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Supplemental Indenture) occurring during the Exercise Period for Convertible Notes (such Convertible Notes, each in denominations of USD 1,000 principal amount, the “Relevant Convertible Notes” for such Conversion Date).

Exercise Period:	The period from and including the Effective Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the third “Business Day” (as defined in the Supplemental Indenture) immediately preceding the “Stated Maturity” (as defined in the Supplemental Indenture).

Multiple Exercise:	Applicable, as described under “Automatic Exercise on Conversion Dates” below.

Minimum Number of Options:	Zero.

Maximum Number of Options:	Number of Options.

Integral Multiple:	Not Applicable.

Automatic Exercise On Conversion Dates:	Notwithstanding anything to the contrary in the Equity Definitions, on each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM, New York City time, on the “Business Day” (as defined in the Supplemental Indenture) immediately preceding the first “Trading Day” (as defined in the Supplemental Indenture) of the relevant “Observation Period” (as defined in the Supplemental Indenture), which notice shall specify: (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Supplemental Indenture for the Relevant Convertible Notes for the related Conversion Date and (iii) the first scheduled Trading Day of the Observation Period for such Relevant Convertible Notes; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Notes for any Conversion Date occurring on or after September 15, 2012, such notice may be given on or prior to the second “Business Day” (as defined in the Supplemental Indenture) immediately preceding the Stated Maturity and need only specify the number of such Options being exercised.

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the Shares to be delivered in respect of the Relevant Convertible Notes for the relevant Conversion Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the latest of (i) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time and (ii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date a number of Shares equal to the product of (x) the

Applicable Percentage and (y) the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes for such Conversion Date pursuant to Section 4.03(a) of the Supplemental Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any fractional shares pursuant to Section 4.03(e) of the Supplemental Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from such rounding and determined in accordance with Section 4.03(e) of the Supplemental Indenture (such Shares and cash, collectively, the “Convertible Obligation”); provided that the Convertible Obligation shall be determined excluding any Shares that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Section 4.04(g), Section 4.04(h) or Section 4.06 of the Supplemental Indenture and any interest payment that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Notes for such Conversion Date; and provided further that if such exercise relates to the conversion of Relevant Convertible Notes in connection with which holders thereof are entitled to receive additional Shares pursuant to the adjustments to the Conversion Rate set forth in Section 4.06 of the Supplemental Indenture, then, notwithstanding the foregoing or anything else to the contrary contained herein, the Delivery Obligation shall include such additional Shares, except that the Delivery Obligation shall be capped so that the fair value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the “Daily VWAP” (as defined in the Supplemental Indenture) on the last day of the relevant Observation Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 9(k) of this Confirmation); and provided further that for purposes of determining the amount of the Delivery Obligation specified in the preceding proviso, (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 4.06 of the Supplemental Indenture were deleted).

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Observation Period, Counterparty shall give Dealer notice of the final number of Shares comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring on or after September 15, 2012, Counterparty may provide Dealer with a single notice of the aggregate number of Shares comprising the Convertible Obligations for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions (which shall not apply for the purposes hereof), upon the occurrence of any event or condition set forth in Section 4.04 of the Supplemental Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Supplemental Indenture; provided that in no event shall there be any adjustment hereunder to the Conversion Rate pursuant to Section 4.04(g), Section 4.04(h) or Section 4.06 of the Supplemental Indenture; and provided further that the foregoing shall in no way limit or reduce Dealer’s obligations to Counterparty under the section hereof entitled “Delivery Obligation” (including for the avoidance of doubt, the second proviso thereof).

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions (which shall not apply for the purposes hereof), a “Merger Event” means the occurrence of any event or condition set forth in clause (2) of the definition of Fundamental Change in Section 1.01 of the Supplemental Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in clause (1) of the definition of Fundamental Change in Section 1.01 of the Supplemental Indenture.

Consequence of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions (which shall not apply for the purposes hereof), upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Supplemental Indenture to any one or more of the nature of the Shares, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; to the extent that an analogous adjustment is made under the Supplemental Indenture in respect thereof; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 4.04(g), Section 4.04(h) or Section 4.06 of the Supplemental Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia,” Cancellation and Payment shall apply; and provided further that the foregoing shall in no way limit or reduce Dealer’s obligations to Counterparty under the section hereof entitled “Delivery Obligation” (including, for the avoidance of doubt, the second proviso thereof).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by deleting “(X)” and “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

(b) Hedging Disruption:	Not Applicable

(c) Increased Cost of Hedging:	Not Applicable

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Dealer. The Calculation Agent will provide Counterparty with reasonable detail concerning its calculations hereunder (including any assumptions used in making such calculations) upon request.

5. Account Details:

(a)	Account for payments to Counterparty:

SunTrust Bank

Johnson City TN

ABA#061000104

Acct: Penn Virginia Corporation

Acct No.: 0005724767

Account for delivery of Shares to Counterparty:

To be provided

(b)	Account for payments to Dealer:

JPMorgan Chase Bank, National Association, New York

ABA: 021 000 021

Favour: JPMorgan Chase Bank, National Association – London

A/C: 0010962009 CHASUS33

Account for delivery of Shares from Dealer:

DTC 0060

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: London

JPMorgan Chase Bank, National Association

London Branch

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, PA 19087

Attention: Frank Pici, Vice President & CFO

Telephone No.: (610) 687-8900

Facsimile No.:  (610) 687-3688

with a copy to:

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, PA 19087

Attention: Nancy Snyder, Executive Vice President & General Counsel

Telephone No.: (610) 687-8900

Facsimile No.:  (610) 687-3688

(b)	Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association

277 Park Avenue, 11th Floor

New York, NY 10172

Attention: Mariusz Kwasnik

Title: Operations Analyst

EDG Corporate Marketing

Telephone No: (212) 622-6707

Facsimile No:  (212) 622-8534

8. Representations and Warranties of Counterparty

In addition to the representations contained in the Agreement, the representations and warranties of Counterparty set forth in Section 3 of the Underwriting Agreement are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer that:

(a)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)	It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	Counterparty has total assets in excess of USD 10,000,000;

(B)	the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.

(c)	Counterparty is not entering into this Transaction ‘on the basis of’ material nonpublic information about the Counterparty within the meaning of Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

9. Other Provisions:

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date, with respect to the matters set forth in paragraphs (i), (ii), (iii) (but not with respect to applicable law) of Section 3(a) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 8% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities joint or several and expenses (including reasonable attorney’s fees), to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Parties for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Party as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Party shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Party. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall, in lieu of indemnifying such Indemnified Party hereunder, contribute to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. The remedies provided in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(c)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(d)	Transfer or Assignment. (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject, but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii) Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer. If after Dealer’s commercially reasonable efforts, Dealer is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer of a sufficient number of Options to reduce (1) Dealer’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% or less of Counterparty’s outstanding Shares or (2) the quotient of (x) the product of (A) the Number of Options and (B) the Option Entitlement divided by (y) the number of Counterparty’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage”) to 14.0% or less, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (1) its “beneficial ownership” following such partial termination will be equal to approximately 7.5% or (2) the Option Equity Percentage following such partial termination will be equal to approximately 14.0%. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (2) Counterparty shall be the sole Affected Party with respect to such partial termination and (3) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).

(iii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(e)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date; and

(b)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(f)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of Dealer (“JPMSI”), has acted solely as agent and not as principal with respect to the Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

(g)	Reserved

(h)	Reserved

(i)	Amendments to Equity Definitions. (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	Netting and Set-off. Each of Dealer and Counterparty shall not net or set-off its obligations under the Transaction, if any, against its rights against the other party under any other transaction or instrument. Section 6(f) of the Agreement shall not apply.

(k)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, a Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Dealer to satisfy its Payment Obligation by the Share

Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(l)	Governing Law. New York law (without reference to choice of law doctrine).

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of a nationally recognized outside legal counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act of 1933, as amended (the “Securities Act”), Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Reference Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)

Right to Extend. Dealer may postpone any Settlement Date or any other date of delivery by Dealer, with respect to some or all of the relevant Options hereunder, if Dealer reasonably determines, in its reasonable discretion, that such extension is reasonably necessary to enable Dealer to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(q)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(r)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

10. ISDA Master Agreement:

With respect to the Agreement, Counterparty and Dealer agree as follows:

PART 1

TERMINATION PROVISIONS

(a)	“Specified Entity” means in relation to Dealer for the purpose of:

Section 5(a)(v) (Default under Specified Transaction) :	Not Applicable
Section 5(a)(vi) (Cross Default):	Not Applicable
Section 5(a)(vii) (Bankruptcy):	Not Applicable
Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

and in relation to Counterparty for the purpose of:

Section 5(a)(v) (Default under Specified Transaction):	Not Applicable
Section 5(a)(vi) (Cross Default)	Not Applicable
Section 5(a)(vii) (Bankruptcy)	Not Applicable
Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

(b)	Section 5(a)(v) (Default under Specified Transaction) will not apply to Dealer or Counterparty.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) will not apply to Dealer and will not apply to Counterparty.

(d)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Dealer or Counterparty.

(e)	Force Majeure Event. Notwithstanding anything to the contrary contained in the Agreement, Section 5(b)(ii) of the Agreement shall not apply and, for the avoidance of doubt, a Force Majeure Event shall not constitute a Termination Event with respect to Counterparty or Dealer.

(f)	“Termination Currency” means United States Dollars.

(g)	Events of Default. To the extent that Counterparty has fully satisfied its obligation to pay the Premium (including any additional Premium) under the Transaction to Dealer, the following Events of Default will not apply:

(i)	with respect to Counterparty only, Section 5(a)(iii) (Credit Support Default); and

(ii)	with respect to Counterparty only, Section 5(a)(vii)(2), (5), (6), (7), (8) and (9).

(h)	Failure to Pay or Deliver Event of Default. Section 5(a)(i) of the Agreement is hereby amended by changing the word “first” wherever it appears therein to “third”.

PART 3

AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are: none

(b)	Other Documents to be delivered are: not applicable

PART 4

MISCELLANEOUS

(a)	Offices. The provisions of Section 10(a) will apply to the Agreement.

(b)	Governing Law. The Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine.

(c)	Fully Paid Transactions. The condition precedent in Section 2(a)(iii)(1) shall not apply to a payment and delivery owing by a party if the other party shall have satisfied in full all its payment or delivery obligations under Section 2(a)(i) of the Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By:	/s/ Paul Ohern
Authorized Signatory Name: Paul Ohern

Accepted and confirmed as of the Trade Date:

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Authorized Signatory Name: Nancy M. Snyder

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746. Registered

Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority